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                                                                    Exhibit 99.1


                             [AQUA-CHEM, INC. LOGO]



FOR IMMEDIATE RELEASE

December 30, 1998

MILWAUKEE-BASED AQUA-CHEM, INC. CHANGES FISCAL YEAR; ANNOUNCES
PRELIMINARY QUARTER RESULTS

         Milwaukee, WI -- On December 29, 1998, Aqua-Chem, Inc.'s Board of Directors resolved to change in its fiscal year end to March 31, effective immediately. Aqua-Chem currently operates on a fiscal year ending December 31, although certain financial covenants under its bank credit facility are measured on a fiscal year ending March 31. Management recommended and the Board of Directors adopted the change in part to harmonize this inconsistency.

         Although Aqua-Chem's financial results for the current quarter ending December 31, 1998 cannot be estimated with precision and actual performance may be better or worse than expected, based upon Aqua-Chem's operations for the two months ended November 30, 1998 and for December, 1998 to date, Aqua-Chem anticipates that its results of operations for the quarter ending December 31, 1998 will not compare favorably with its results of operations for the quarter ended December 31, 1997. Aqua-Chem expects that combined net sales for the three months ending December 31, 1998 (including the net sales of the National Dynamics division, which was acquired in June of 1998) will be approximately 25% less than combined net sales of Aqua-Chem and National Dynamics for the same period in 1997. Although there can be no assurance that sales will increase in future quarters, it should be noted that Aqua-Chem's order backlog at November 30, 1998 was $83.5 million, an increase of $33.3 million (66%) over order backlog at November 30, 1997, of which $26.4 million was attributable to the National Dynamics division which Aqua-Chem did not own in 1997. Aqua-Chem attributes the anticipated sales decline to an across the board decrease in demand in the major markets Aqua-Chem serves. As a result, Aqua-Chem may experience a net loss from operations for the quarter ending December 31, 1998, and expects to record a net loss for the quarter of approximately $2.5 million, although the net loss could be in excess of that amount. Despite these anticipated losses, management believes that Aqua-Chem will continue to maintain a strong liquidity position.


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                             [AQUA-CHEM, INC. LOGO]



         Management has responded to this situation by accelerating implementation of a plan that has been under development to reduce expenses while maintaining Aqua-Chem's competitive position and core business strengths. Aqua-Chem expects to announce specific elements of this plan as they are implemented over the next several weeks. Although Aqua-Chem believes that the plan will be successful in reducing expenses and returning Aqua-Chem's earnings to historical levels, there can be no assurance that this will be the case, nor should this information be viewed as indicative of Aqua-Chem's expectations as to its financial performance for any periods after the current quarter.


         Aqua-Chem, headquartered in Milwaukee with manufacturing facilities located in the United States, Canada and Mexico, is a world leader in engineered energy and environmental products and services.

         Aqua-Chem's Cleaver-Brooks division is recognized as the world's largest manufacturer of commercial and industrial boilers. The Water Technologies division of Aqua-Chem is known worldwide as a leader in the design and production of water purification and treatment products and systems for selected commercial, government, military and industrial applications.


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For further information, contact:

Investor Relations
Aqua-Chem, Inc.
P.O. Box 421
Milwaukee, WI 53201
414-577-2800